EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator

Consolidated Graphics, Inc. Employee 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement of Consolidated Graphics, Inc. on Form S-8 (No. 333-18435) of our Report dated June 16, 2006, on our audit of the Statements of Net Assets Available for Benefits of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan as of December 31, 2005 and 2004, and related Statements of Changes in Net Assets Available for Benefits for the years then ended, and required supplemental schedules of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan as of and for the years ended December 31, 2005 and 2004, which report is included in this Annual Report on Form 11-K of the Consolidated Graphics, Inc. Employee 401(k) Savings Plan.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

June 29, 2006